EXHIBIT 4.3





                       OPERATION AND MAINTENANCE AGREEMENT

                                 by and between

                              PRINS RECYCLING CORP.

                              and its Subsidiaries

                              KTI OPERATIONS, INC.

                           Dated as of April 21, 1997





                       OPERATION AND MAINTENANCE AGREEMENT


     This Operation and Maintenance Agreement (the "Agreement") dated as of April 21, 1997, by and between KTI Operations, Inc., a Delaware corporation (the "Operator"), and PRINS RECYCLING CORP., a New York corporation and its subsidiaries (the "Owner") witnesseth that:

     WHEREAS, the Owner owns recycling and paper processing facilities located in Newark, New Jersey, Boston, Massachusetts and Chicago, Illinois (as hereinafter defined, the "Facilities") which processes waste paper and commingled post consumer recyclables;

     WHEREAS, the Owner has sought relief under Chapter 11 of the Bankruptcy
Code;

     WHEREAS, the Operator has significant experience in the operation of waste processing facilities;

     WHEREAS, the Owner desires to obtain access to the experience of the Operator by retaining the Operator to provide supervisory services, advice and recommendations to the Owner concerning the administration, operations and maintenance of the facilities; and

     WHEREAS, the Operator is a wholly-owned subsidiary of KTI, Inc. ("KTI ), a New Jersey publicly traded company listed in the NASDAQ National Market system, which has an interest in acquiring the facilities under an Owner sponsored plan of reorganization.

     WHEREAS, the Operator is willing to provide the Owner with supervisory services, advice and recommendations concerning the administration, operation and maintenance of the Facilities; and

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree to enter into this Agreement:


                                   ARTICLE I.

                                   DEFINITIONS

     Affiliate: With respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons acting in concert, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     Approved Capital Budget: The capital equipment repair and replacement budget as approved by the Owner, as such Capital Budget may be modified in writing in accordance with the terms of this Agreement.

     Approved Operating and Maintenance Budget: The Operating Budget as approved by the Owner as such Operating and Maintenance Budget may be modified in writing in accordance with the terms of this Agreement. The Operating Budget shall include the fully allocated salary costs for William Meckert.

     Calendar Month: The period from the first day of any month to the last day of such month inclusive.

     Capital Budget:  That budget to be prepared by the Operator pursuant to
Article 2.02 of this Agreement. The proposed Capital Budget shall include items of capitalized equipment (as treated for accounting purposes) to be replaced or to be repaired, as well as replacement inventory of spare parts, for the period from the commencement of the Agreement to July 31, 1997.

     Effective Date of this Agreement: This Agreement shall be effective at 12:01 A.M. of the day after the Bankruptcy Court for the District of New Jersey approves this Agreement.

     Equipment: All of the recycling, processing, mechanical and electrical equipment, instrumentation and control equipment, and Rolling Stock used at or in connection with the operation of the Facilities, and owned or controlled by the Owner.

     Facilities: Company's recycling and waste paper processing facility and ancillary facilities located on the Site as presently constituted, in the Cities of Newark, New Jersey, Boston, Massachusetts and Chicago, Illinois as of the date of this Agreement, together with any ancillary facilities which may hereafter be acquired or constructed by Owner and used for or in conjunction with the processing of commingled post consumer recyclables and waste paper, whether or not located on the present Site within the Cities of Newark, Boston and Chicago; provided that any such subsequently acquired or constructed ancillary facilities, or an allocated portion thereof to be included within the definition of Facilities for purposes of this Agreement, shall be exclusively devoted to the replacement or support of the primary activities of the plant located on the present Sites as contemplated by this Agreement.

     Facility Costs: All costs associated with the day to day operations, maintenance and administration of the Facilities.

     Force Majeure: With regard to the performance of any obligation under this Agreement, except as to payment obligations, events such as an act of God, act of public enemy, sabotage, wars, blockade, insurrection, riots, explosions, fires, floods, storm, lightning, earthquake, wind, ice, strikes, lockouts or other industrial disturbance, drought, appropriation and other causes not reasonably within the control of any party invoking Article 10.10 hereof for its benefit. The financial inability of either party hereto pay or perform its obligations under this Agreement shall not be deemed as events of Force Majeure.

     Good Engineering Practices: Those practices, methods and equipment that are generally observed at the time of reference in prudent engineering practice for handling, processing and disposal operations, similar in size and function to the Facility, in order to operate waste processing and other equipment lawfully, with safety, dependability, efficiency and economy and in compliance with applicable governmental codes, if any, establishing engineering standards for such waste handling, processing and disposal operations.

     Hazardous Waste: Waste with inherent properties which make such waste dangerous to manage by ordinary means, including but not limited to chemicals, explosives, pathological wastes, radioactive wastes, toxic wastes and other wastes defined as hazardous at any time during the term of this Agreement by the States of New Jersey, Massachusetts and Illinois or the Resource Conservation and Recovery Act of 1976, as amended, or other Federal, State or local laws, regulations, orders, or other actions promulgated or taken at any time and from time to time, or any material which, if processed at the Facility, would be deemed hazardous at any time during the term of this Agreement by the States of New Jersey, Massachusetts or Illinois or under the Resource Conservation and Recovery Act of 1976, as amended, or other federal, state or local laws, regulations, orders, or other governmental actions promulgated or taken at any time and from time to time.

     Labor: All natural persons employed by Operator to perform the tasks necessary to supervise, give advice and make recommendations concerning the administration, operation and maintenance of the Facilities in accordance with Good Engineering Practices and as required by this Agreement.

     Labor Costs: For any relevant period the sum of all costs, fees and expenses incurred by Operator for Labor during such period, including without limitation all (a) salaries, wages and other compensation payable to or for the account of employees, (b) bonus and incentive compensation payments made to or for the account of employees, (c) contributions and payments to employee savings, retirement and other benefit plans for employees, (d) the cost of providing medical, dental disability and occupational hazard plans or insurance for employees and their dependents, (e) the cost of providing life insurance coverage for employees and their dependents, (f) employee training relating to the administration, operation and maintenance of the Facility, including tuition, travel, meals and lodging and (g) FICA and other taxes or governmental charges payable with respect to employees, including unemployment compensation.

     Legal Requirements: All laws, statutes, codes, ordinances, orders, awards, judgments, decrees, injunctions, rules, regulations, authorizations, consents, approvals, orders, permits, franchises, licenses, directions and requirements of all governments or governmental units, courts or arbitrators, which now or at any time hereafter may be applicable to or affect the Facility or any part thereof or any streets, sidewalks, curbs, or gutters adjoining the Facility or any part thereof or any use or condition of the Facility or any part thereof or the acquisition, construction, ownership, use or operation of the Facility or any part thereof, except those the non-compliance as to which will not have a material adverse effect on the acquisition, ownership or operation of the Facility.

     Notice of Termination: That notice issued by the Owner or Operator pursuant to Article VI of this Agreement which shall terminate this Agreement.

     Operator Fixed Fee: The Operator Fixed Fee shall be for $166,667 per month, subject to a maximum of $500,000 payable to the Operator (whether or not the term of the agreement shall continue for more than three (3) months.

     Operating Budget: That budget to be prepared by the Operator pursuant to
Article 2.02 of this Agreement. The proposed Operating Budget shall include detailed month by month projections of the Facility's operating costs, revenues and performance assumptions for the period commencement of the Agreement to July 31, 1997.

     Operating Costs: For any relevant period, the actual costs directly, properly and reasonably incurred by the Operator for the account of the Owner in the ordinary course of business for the supervision, administration, operation and maintenance of the Facility, including, without limitation, Labor Costs; provided, however, that no costs incurred or paid by the Operator to any Affiliate of the Operator shall be treated as an Operating Cost unless incurred in accordance with Article V.

     Operator's Invoice: A written document delivered by the Operator to the Owner stating the amount due for Operating Costs for bi-weekly periods.

     Permits: All of the consents, approvals, authorizations, directions, licenses and permits issued to the Owner or Operator with respect to the ownership, construction, and operation of the Facility. A list of all Permits as in effect on the date of this Agreement are listed in Exhibit A hereto.

     Person: Any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

     Sites: The real property and any and all rights or interests in real property upon which the Facilities are located at the time of reference.

     Subcontractor: Any person, firm or corporation which performs work for the Operator or the Owner at the request and direction of the Operator pursuant to the terms of this Agreement.


                                   ARTICLE II.

                     DESIGNATION OF OPERATOR AND WORK SCOPE

2.01 Designation of Operator:

     (a) The Operator agrees to supervise, give advice and make recommendations concerning the administration, operation and maintenance of the Facilities (including, without limitation, maintenance scheduling and planning) in accordance with the terms and conditions of this Agreement.

     (b) Subject to the terms of this Agreement and so long as it remains in effect, the Owner hereby gives the Operator the non exclusive right (which shall not constitute an easement or other restriction on the Facility) to enter on the premises on which the Facilities are located and to occupy and have free access to use the same for solely the purpose set forth in this Agreement. The Operator agrees that in its capacity as the Operator it does not and shall not claim at any time any interest or estate of any kind or extent whatsoever in the Facilities by virtue of this Agreement or the Operator's occupancy or use of the Facilities hereunder.

     (c) The Operator covenants that it will comply with Good Engineering Practices in performing its services for the Facilities. In the event that the Operator fails to comply with Good Engineering Practices in performing its services for the Facilities for reasons other than the insufficiency of available operating revenues, and said failure results in the Owner being assessed fines or penalties by any governmental entity, said fines and penalties shall be charged back and set off against the Operator's Fixed Fee.

     (d) The Operator shall act as the primary spokesman for the Facilities in consultation with the Owner.

2.02 General Duties: The Operator shall in consideration for the Operator's Fixed Fee, supervise, give advice and make recommendations to the Owner concerning the administration, operations and maintenance of the Facilities in accordance with Good Engineering Practices and in substantial compliance with all Legal Requirements. Subject to the foregoing, as well as the satisfaction by the Owner of its obligations under Article III hereof, the Operator shall supervise, give advice and make recommendations concerning the following tasks:

     (a)  All administrative work of the Facilities including:

          (i) The Planning, scheduling and conduct of all business incidental to the ownership, operation and maintenance of the Facilities.

          (ii) The administration of all contracts with private haulers, municipalities, paper mills and others on a day to day basis.

          (iii) The review, approval and payment, in accordance with the Approved Operating Budget, on behalf of Owner, to the extent funds are made available by Owner, of invoices for Facility Costs and recordkeeping for the Owner.

          (iv) Prompt preparation of invoices for all material deliveries in accordance with the applicable agreements and collection of payments on accounts receivable for the Owner's account.

          (v) Development and submission of a spare parts inventory program to the Owner for approval.

          (vi) Based on the approved spare parts inventory program, and in accordance with the Approved Capital Budget or the Approved Operating Budget, as applicable, the procurement, in Owner's name, of an inventory of spare parts, materials, and supplies (including Consumables and items covered by plant office expenses and rolling stock expenses), and the review, approval and, on behalf of Owner, the payment of invoices for the same.

          (vii) The performance of all accounting services for the Owner (except as noted below), including but not limited to closing the books monthly, quarterly and yearly and supplying summary accounting data to the Owner for any monthly, quarterly, year end or other reports rendered or to be rendered by Owner. The Operator is not obligated to prepare tax returns, reports due to the US Trustee or reports for submission to the Securities and Exchange Commission.

          (viii) The preparation of monthly and quarterly detailed financial and operating reports with Approved Operating Budget and Approved Capital Budget comparisons (budget to actual including an explanation of any material variances), an updated annual forecast with actual year-to-date numbers and updated projections for remaining months, and such other reports, including reports required by PNC Bank, National Association, as are reasonably requested by Owner.

          (ix) Maintenance of true, complete and accurate cost ledgers and accounting records in accordance with generally accepted accounting principles utilized by the Owner regarding the services provided and expenses paid or incurred by it pursuant to the Agreement.

          (x) The preparation of the Operating Budget and Capital Budget to the Owner for its approval.

          (xi) Maintenance of appropriate inventories consistent with the approved spare parts and inventory plan and the issue, and recording of issuance, of inventory and spare parts items.

     (b) Performance of operation and maintenance services at the Facilities within budgetary limitations:

          (i) Maintenance of an effective and sufficient operating work force through appropriate hiring, termination, training, administration and compensation.

          (ii) Development and maintenance of safety procedures, a safety manual, an employee job-site conduct handbook and an effective safety program, including, without limitation, fire and explosion safety measures.

          (iii) Operation and maintenance of the scale-house and provision of all related operational services.

          (iv) Operation and maintenance of the Facilities in a reasonably clean, safe and efficient manner in accordance with Good Engineering Practices and in substantial compliance with all Legal Requirements.

          (v) Acceptance, storage and processing of all commingled post consumer recyclables and waste paper delivered to the Facilities in accordance with a waste protocol to be agreed upon by the Owner and Operator provided however, that the Operator shall not be obligated to accept any waste which it reasonably believes (a) presents a danger to the health or safety of the public or Facilities personnel, or (b) would cause the Facilities to be in violation of any Legal Requirement.

          (vi) Maintenance of true, complete and accurate operating logs, records and reports necessary for proper operation and maintenance of the Facilities.

          (vii) Maintenance at the administrative offices located at the Facilities of drawings, instruction books, and operating and maintenance manuals and revision of drawings as modifications are made.

          (viii) Maintenance of Facilities tool room equipment and instruments.

          (ix) Development, implementation and regular updating of a maintenance program that meets Equipment manufacturers' specifications and recommendations and the Facilities requirements.

          (x) Scheduling and performance of all maintenance necessary to be in accordance with Good Engineering Practices and manufacturers' specifications and recommendations and in substantial compliance with all Legal Requirements.

          (xi) Scheduling, performance and recording periodic operational checks and tests of Equipment which are necessary to be in accordance with the Equipment manufacturers' specifications and recommendations and in substantial compliance with all Legal Requirements.

          (xii) Evaluation of the nature and impact of any Equipment failure and if the failure is major or material review the situation with the Owner and mutually agree on a reasonable remedy of the matter, provided that in the event of an emergency or other situation where expediency is required to protect Equipment, property, safety, health, or the environment, the Operator may take all necessary action to deal with such situation for the Owner's account without the review and agreement of Owner.

          (xiii) Obtaining and maintaining required Permits in the Owner's name and on its behalf.

          (xiv) Prepare maintenance budget and incorporate the maintenance items contained therein in the Operating Budget or the Capital Budget, as appropriate, and operate the Facilities in accordance with the Approved Operating Budget and Approved Capital Budget for such items.

          (xv) Provision of necessary and desirable security services for the Facilities.

          (xvi)     Provision of yard maintenance and removal services.

          (xvii) Maintenance of adequate inventories or supplies of consumables.

          (xviii)   Provision of unrestricted access to the Facility and
          cooperation with the Owner in all inspections of the Facilities, which inspections may occur at any time.

          (xix) Operation and maintenance of the Facilities in such a way so as to be in substantial compliance with all Permit requirements (including, without limitation, the Environmental Compliance Standards), taking such samples and performing and reporting such tests as are required by all Permits, and advising the Owner of any areas of Permit conflicts or violations or unsatisfactory conditions or test results, including performing all necessary testing, reporting and other requirements of Permits.

2.03 The Operator's Authority to Act in an Emergency: Notwithstanding anything to the contrary contained in this Agreement, the Operator may, without obtaining the prior written consent of the Company, make any decision or take any action which otherwise requires the prior written consent of the Company pursuant to the terms of this Agreement if (i) in the good faith judgment of the Operator, such decision or action is necessary for the protection of life or health or for the preservation of the Facilities or to avoid the suspension of any service to or of the Facilities and there is insufficient time to notify the Owner; and
(ii) expenses incurred by the Operator in advance of notifying the Owner do not exceed $25,000; provided, that the Operator shall use all reasonable efforts to notify the Owner and request its consent prior to making any decision or taking any action and in any event shall notify the Owner and request its consent as promptly as practicable thereafter. In the event that the consent of the Owner is denied, the Operator shall use its reasonable efforts to terminate any contract or agreement entered into on the basis of such emergency, or any work or services to be performed pursuant thereto.


                                  ARTICLE III.

                          RESPONSIBILITIES OF THE OWNER

3.01The Owner shall be responsible for the following:

     (a) Owner shall promptly pay the Operator the Operating Costs for each bi-weekly period during the term of this Agreement, beginning on the Effective Date of this Agreement, and payable on the first business day of each bi-weekly period continuing until such time as this contract is terminated under Article VI or VII hereof.

     (b) Owner shall pay the Operator's Fixed Fee to the Operator promptly after the date of confirmation of the Owner's plan of reorganization following the sale of the Facilities, provided that the Operator shall not be entitled to receive the Operator's Fixed Fee unless the Facilities are sold for a net sales price in an amount sufficient to result in net proceeds paid or payable to PNC in the full amount of its loan, including principal and interest.

     (c) Approve on a timely basis the Operating and Maintenance Budget and Capital Budget providing for the costs and expenses reasonably necessary for Operator to administer, operate and maintain the Facility in accordance with its obligations under this Agreement.

     (d) Provide and maintain the insurance coverage required to be maintained for the Facilities, including:

          (i) All Risk Property Damage, including physical damage, business interruption, extra expense (wind damage, flood, electrical damage) up to the full value of the Facilities.

          (ii) Boiler and Machinery, including physical damage and business interruption up to the full value of the covered equipment.

          (iii) Comprehensive General Liability with combined property damage and injury coverage.

The Operator shall be listed as an Additional Insured on general liability policies, including excess liability umbrella. The Owner shall provide the Operator with certificates of insurance showing policy provisions and showing the Operator as an Additional Insured on liability policies. The Operator shall have the right to review all insurance policies and make recommendations regarding the same. Such policies shall contain a provision that such insurance policies are primary with respect to any other insurance. Additionally, the policy provisions shall provide that the Operator be given at least thirty (30) days prior written notice from the insurance company of policy cancellation(s). The Owner shall not modify or terminate any insurance coverages listed in this
Article 3.01(c) without the written consent of the Operator.

The Owner waives its right of recourse against the Operator and the Operator's Subcontractors and their employees for any loss or damage payable by the insurance coverage listed in this section.


                                   ARTICLE IV.

                     CERTAIN REPRESENTATIONS AND WARRANTIES

The Operator represents and warrants to the Owner that:

4.01 (a) Corporate Organization: The Operator is duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Power and Authority: The Operator has the requisite corporate power and authority to enter into this Agreement and to perform according to the terms hereof.

     (c) Due Authorization: The Operator has taken all actions required to be taken by it under law, its Articles of Incorporation, its bylaws or otherwise and has obtained all approvals and consents necessary to authorize the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby except such approvals and consents the absence of which would not have a material adverse effect on the Facilities, the Operator or upon the Operator's ability to perform its obligations hereunder.

     (d) Validity: This Agreement constitutes the legal, valid and binding obligation of the Operator, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or principles of equity affecting the rights of creditors generally.

     (e) No Violation: The execution and delivery of this Agreement does not contravene any provision of, or constitute a default under, any indenture, mortgage, or other material agreement binding on the Operator or any valid order of any court, or any regulatory agency or other body having authority to which the Operator is subject.

     (f) Qualification as Foreign Corporation: The Operator is duly qualified or licensed to do business and is in good standing in the State of New Jersey, Massachusetts and Illinois.

     (g) Facility Operations: The supervisory services under this Agreement shall be performed by competent operators, in a competent manner in accordance with Good Engineering Practices and in substantial compliance with all Legal Requirements and in accordance with the scope in this Agreement or any other detailed work scope agreed upon by the parties and will be free from defects in workmanship.

     Provided that Operator has been notified in writing promptly after the Owner becomes aware of a defect, and whether a claim, however, instituted, is based on contract, indemnity, warranty, tort (including Operator's own negligence), strict liability or otherwise, the exclusive remedy for any claim based on failure of, or defect in, services furnished by Operator hereunder shall be (a) for deficient services, the retraining or replacement of the Operator's personnel and the reperformance by the Operator of any defective portion of the service furnished, and (b) for any damaged part of the equipment resulting from defective operating, maintenance or repair services performed under this Agreement, the repair or replacement at the Owner's option of the damaged part. In any event, however, if damage to any Facility equipment is caused to any material extent by defective equipment or inadequate or poor engineering design of the Facilities or equipment therein ("Contributory Cause"), notwithstanding the neglect or negligence of Operator, such Contributory Cause, shall bar any claim by Owner against Operator for such damage.

     This warranty is exclusive and in lieu of all other warranties, whether written, oral, implied or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. The Operator does not warrant under this Agreement any product, material or services of others which the Owner has furnished. Unless expressly stated in the work scope, the Operator does not warrant under this Agreement the fitness or suitability of the equipment on which the services are performed, or any modification thereof, for any specific application, performance, results or use. Any oral or written representation, warranty, course of dealing or trade usage not contained or referenced herein will not be binding on any party.

4.02 The Owner represents and warrants to the Operator as follows:

     (a) Organization: Prins Recycling Corp. is a New York corporation duly organized, validly existing and in good standing in both the States of New York and New Jersey.

     (b) Power and Authority: Owner has the requisite power and authority to enter into this Agreement and to perform according to the terms hereof, subject to approval by the Bankruptcy Court for the District of New Jersey

     (c) Due Authorization: The Owner has taken all actions required to be taken by law, its Articles of Incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to approval by the Bankruptcy Court for the District of New Jersey.

     (d) Validity: This Agreement constitutes the legal, valid and binding obligation of the Owner, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or principles of equity affecting the rights of creditors generally.

     (e) No Violation: The execution and delivery of this Agreement does not contravene any material provision of, or constitute a material default under, any material indenture. mortgage or other material agreement binding on Owner or any valid order of any court, or any regulatory agency or other body having authority to which Owner is subject.


                                   ARTICLE V.

                    LIMITATION ON AFFILIATED TRANSACTIONS BY
                   OPERATOR AND EMPLOYMENT OF CERTAIN PERSONS

     Affiliated Transactions: In performing its obligations hereunder, the Operator will not make any payment to or invest in, or acquire, lease, sell, transfer or provide any assets or services from or to KTI or any of KTI's subsidiaries or engage in any other transaction with any of them, except that the Operator shall be permitted (i) to deal with the Owner in strict accordance with the express written terms of this Agreement; and (ii) to engage in any other transaction with KTI and its subsidiaries, which (w) is in the ordinary course of the Operator's business, (x) is upon terms no less favorable to the Operator than would be obtained in a comparable arms' length transaction with a Person not an Affiliate and (y) the Owner has given its prior written consent after receiving a reasonable description in writing of each of the terms thereof.


                                   ARTICLE VI.

                             TERM OF THIS AGREEMENT

6.01 (a) Term: This Agreement will be effective on the Effective Date and remain in effect until July 31, 1997 unless mutually extended by the Operator and the Owner.


                                  ARTICLE VII.

                                EVENT OF DEFAULT

7.01 Event of Default:

     Owner shall be in default under this Agreement if:

     (a) the Owner fails to pay when due any amount payable by Owner to Operator hereunder, and ten (10) days have elapsed after such due date;

     (b) other than the existing proceedings in the Bankruptcy Court for the District of New Jersey, there is an assignment for the benefit of the Owner's creditors, or the Owner is adjudged a bankrupt, or a petition is filed by or against the Owner which is not dismissed within 60 days under the provisions of any state insolvency law or under the provisions of the Federal bankruptcy laws, or the business or principal assets of the Owner are placed in the hands of a receiver, assignee, or trustee;

     (c) the Owner is dissolved and there is no reconstitution of the Owner within thirty (30) days of such dissolution, or the Owner's existence is terminated or its business is discontinued;

     (d)  Owner assigns or transfers this Agreement in violation of Article
9.01;

     (e) the Owner shall fail to comply in any material respect with its obligation to provide and maintain insurance under Article 3.01(c); or

     (f) the Owner shall fail to comply in a material respect with any of its other covenants, agreements or obligations hereunder, and such failure shall continue for thirty (30) days after the Owner receives notice from the Operator with respect to the same;

7.02 Remedy. If the Owner is in default, the Operator may, at its option and without further notice, proceed to enforce any or all of the following remedies by notice in writing to the Owner,

     (a) terminate this Agreement as provided in Section 7.03; provided that if the default arises under Section 7.01(a) above and Owner disputes the amount due in good faith, Operator may not terminate this Agreement until the dispute is resolved and payment due is thereafter withheld wrongfully.

     (b)  Proceed to arbitration in accordance with Article XIII

7.03 Rights Upon Default.

     (a) Right of Operator. Upon the occurrence and continuance of an event of default described in Section 7.01, the Operator may, at its option, terminate this Agreement by delivering written notice of termination to the Owner, which notice of termination shall be effective fifteen (15) days after the date it is received by Owner; provided, however, that if the Owner has cured such default within such fifteen (15) day period, such Notice of Termination shall be deemed to have been canceled and shall be null and void. In the event of such termination, the Owner shall pay all Operator Fixed Fee then due. In such event, Operator shall take all necessary steps to protect the Facilities, leaving the same in an orderly and safe condition, prior to leaving the premises.

7.04 Right of Owner to Terminate. Upon a default by Operator of its obligations hereunder the Owner may, at its option, terminate this Agreement upon ten (10) days written notice.


                                  ARTICLE VIII.

                            LIMITATIONS OF LIABILITY

8.01 Limitation of Liability. The Operator's liability to the Owner, on all claims of any kind (excluding death or bodily injury), whether based on contract, indemnity, warranty, tort (including as the case may be, a party's own negligence), strict liability or other, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof, or from any services covered by or furnished during the term of this Agreement, shall in no case exceed the fees actually received by the Operator.

8.02 Waiver of Consequential Damages. In no event, whether based on contract, indemnity, warranty, tort (including, as the case may be, a party's own negligence) or otherwise, shall the Operator or its Subcontractors and suppliers be liable to Owner, or the Owner, its Subcontractors and suppliers be liable to Operator, for special incidental exemplary, indirect or consequential damages including, but not limited to, loss of profits or revenue, loss of use of the equipment or any associated equipment, cost of capital, cost of purchased power, cost of substitute equipment, facilities or services, downtime costs, or claims of customers of the Owner or Operator for such damages, and each party shall indemnify the other, its Subcontractors and suppliers against any such claims from the other's suppliers or customers. In no event shall the Operator be liable under this Agreement for any loss or damage whatsoever arising from its failure to discover mechanical or engineering design problems in the Facility Equipment, and where Equipment failure results from the combined effects of neglect in maintenance, poor design or inappropriate equipment application, Operator shall have no liability with respect to any loss resulting to the Equipment or Facility, or from its failure to discover latent defects or defects inherent in the design of the Equipment. If the Operator furnishes the Owner with advice or assistance without separate compensation therefor, the Operator will not be subject to any liability whether in contract, indemnity, warranty, tort (including Operator's own negligence) or otherwise


                                   ARTICLE IX.

                                   ASSIGNMENT

9.01 Assignment by the Owner: The Operator may terminate this Agreement without penalty upon the giving of 10 days written notice if (a) the assignment of this Agreement is attempted or (b) a contract to sell the Facilities is executed between the Owner and a third party.

     The Owner may extend employment offers to any employees of the Operator who work for the Operator in connection with the operation of the Facilities.

9.02 Assignment by the Operator. The Operator shall have the right to assign this Agreement, provided that the Owner gives its prior written consent to such assignment, such consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Operator shall be permitted to assign its right to receive payment of the Operator's Fixed Fee hereunder without obtaining the consent of the Owner.


                                   ARTICLE X.

                                  MISCELLANEOUS

10.01 Independent Contractor. The Operator shall at all times be deemed an independent contractor and not by reason of this Agreement a joint venture, agent or principal of the Owner and none of the Operator's officers, directors, partners, employees, agents or representatives or the officers, directors, partners, employees, agents or representatives of its subcontractors shall be considered officers, directors, partners, employees, agents or representatives of the Owner.

10.02 Regulated Party Status. The Operator shall not be construed to be a general partner of the Owner for any purpose, and the parties shall deal with each other at arms length.

10.03 Severability. The invalidity, in whole or in part, of any of the foregoing sections or paragraphs of this Agreement will not affect the validity of the remainder of such sections or paragraphs.

10.04 Entire Agreement. This Agreement and all amendments thereto contain the complete agreement between the Owner and the Operator with respect to the matters contained herein and supersede all other agreements, whether written or oral, with respect to the matters contained herein between the Owner and the Operator.

10.05 Amendment. No modification, amendment, or other change to this Agreement will be effective unless consented to in writing by each of the parties hereto.

10.06 Waiver. Failure or forbearance by any party to exercise any of its rights or remedies under this Agreement shall not constitute a waiver of such rights or remedies. No party shall be deemed to have waived or forborne any right or remedy resulting from such failure to perform unless it has made such waiver specifically in writing.

10.07 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

10.08 Choice of Law. This Agreement shall be governed by the laws of the State of New Jersey without reference to conflict of laws or the principles thereof.

10.09 Title Passage. Title to all materials and services provided under this Agreement shall pass to the Owner upon performance of the work or upon the Owner becoming obligated to make payment therefor. It is expressly understood and agreed, however, that the passage of title shall not release the Operator from its responsibility to fully carry out its obligations under this Agreement.

10.10 Force Majeure. The parties hereto shall be excused from performance under this Agreement to the extent, but only to the extent, that performance hereunder is prevented by an act or event of Force Majeure. Operator shall use its best efforts to take all reasonable steps to overcome or mitigate the effects of such an act or event of Force Majeure, provided that the costs of such steps shall in all events be considered Operating Costs for the purposes hereof. Owner shall take all reasonable steps to overcome or mitigate the effects of an event of Force Majeure. The Operator may not incur expenses in excess of $25,000 to overcome or mitigate the effects of such force majeure event without the Owners prior written consent.

                                   ARTICLE XI.

                                    DISPUTES

11.01     Procedure.

     Any other controversy, dispute or claim between the Operator and the Owner may be taken to arbitration pursuant to Section 11.02. Arbitration shall be the exclusive procedure for resolving disputes under this Agreement.

11.02     Disputes.

     The parties agree that time is of the essence in resolving any controversy, dispute or claim, and they shall proceed as expeditiously as possible to resolve such dispute among themselves. Absent such resolution, all disputes may be referred by either party to the Bankruptcy Court for the District of New Jersey for resolution. For the purpose of this provision, the Operator consents to the jurisdiction of said Bankruptcy Court.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

OWNER:

PRINS RECYCLING CORP.



By: /s/ Clifford H. Straub, Jr.
Title:    President & Chief Financial Officer


OPERATOR:

KTI OPERATIONS, INC.



By:/s/ Robert E. Wetzel
Title:    Senior Vice President